Exhibit 5.1
[Sauerwein, Simon & Blanchard, P.C. Letterhead]

September 7, 2007

Cleantech Biofuels, Inc.
7320 Forsyth, Unit 102
St. Louis, Missouri 63105

Gentlemen:

On or about September 7, 2007, Cleantech Biofuels, Inc.  (the “Company”) will file with the Securities and Exchange Commission on Form SB-2 its Registration Statement (“Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale by selling stockholders named on page ___ of the prospectus of up to 18,880,013 shares of common stock, $0.001 par value per share (the “Common Stock”), comprised of 11,013,333 shares of common stock underlying the Company’s Series A Convertible Debentures issued in 2007 having a fixed conversion rate of $0.15 per share, which includes accrued interest through the stated maturity date of the Series A Convertible Debentures; and, 7,866,680 shares of common stock issued upon the conversion of certain convertible promissory notes made in 2003.

With respect to the Company, the shares of its Common Stock and its Series A Convertible Debentures, we are of the opinion that:

A.           The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is in good standing with the Delaware Secretary of State.

B.           The 18,880,013 shares of Common Stock referred to above:

(i)           are duly authorized; and,

(ii)           will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer.

C.           The Series A Convertible Debentures of the Company referred to above:

(i)           are duly authorized and validly issued and represent the legitimate debt obligations of the Company; and,

(ii)           the shares of Common Stock issuable upon conversion of the Series A Convertible Debentures are duly authorized and when issued will be validly issued, fully paid and nonassessable.

In arriving at the foregoing opinion, we have examined corporate records, agreements and other documents of the Company and have conducted such other investigations of act and law as we have considered necessary or appropriate to permit us to render the opinions expressed herein.  In rendering this opinion, we have also relied on such certificates issued by the Secretary of State of Delaware as we have deemed appropriate.

We do not express any opinion herein concerning any law other than the laws of the State of Missouri, the United States of America and the General Corporate law of the State of Delaware.

Our opinions are effective as of the date hereof, and we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise of any change in law or in fact after the date hereof which might affect any of the opinions stated herein.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Sauerwein, Simon & Blanchard, P.C.

Sauerwein, Simon & Blanchard, P.C.